UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 10, 2012

Date of Report (Date of earliest event reported)

VIST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-14555	23-2354007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1240 Broadcasting Road, Wyomissing, Pennsylvania	19610
(Address of principal executive offices)	(Zip Code)

(610) 208-0966

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As disclosed in the Annual Report on Form 10-K for the year ended December 31, 2011 filed by VIST Financial Corp. (the “Company”) on March 28, 2012, a putative shareholder derivative and class action lawsuit relating to the Company ‘s proposed merger with Tompkins Financial Corporation (“Tompkins”) was filed in the Court of Common Pleas of Berks County, Pennsylvania, on February 2, 2012, against eleven of the Company’s directors (“Director Defendants”), Tompkins, TMP Mergeco, Inc., and the Company (as a nominal defendant). The complaint alleges that the consideration the Company ‘s shareholders will receive in connection with the merger agreement, dated January 25, 2012, between the Company, Tompkins and TMP Mergeco, Inc. is inadequate and that the Director Defendants breached their fiduciary duties to shareholders and to the Company in negotiating and approving the merger agreement, including agreeing to allegedly preclusive merger terms, and engaging in self-dealing. Plaintiff also contends that by entering into the merger agreement with Tompkins, the Director Defendants committed corporate waste. Last, the complaint alleges that Tompkins and TMP Mergeco, Inc. aided and abetted the alleged breaches by the Director Defendants. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the merger from being consummated in accordance with the agreed-upon terms.

On March 21, 2012, the Company ‘s board of directors formed a special litigation committee (the “Committee”) to review and investigate the allegations made against the Director Defendants and other parties, and to decide what actions, if any, should be taken in response to such claims.  At the meeting on March 20, 2012, director Andrew J. Kuzneski, III was appointed as a member of the Committee.

On April 10, 2012, the Company’s board of directors increased the size of the board of directors from thirteen persons to fifteen persons, by increasing the number of directors in each of Class I and Class II by one director, and elected two new directors to fill the vacancies resulting from such increase.  Michael L. Shor was elected a Class I director and Brent L. Peters was elected a Class II director.  Each of Mr. Shor and Mr. Peters was appointed to serve on the Committee.

Mr. Shor, age 53, was employed by Carpenter Technology Corporation for more than 30 years, most recently serving as Special Advisor to the President and Chief Executive Officer from November 2010 until his retirement in July 2011 and Executive Vice President, Advanced Metals Operations & Premium Alloys Operations from 2008 until July 2011.  Mr. Shor also served as a member of the board of directors of the Company from 2002 until 2007, serving on the Executive Committee, Governance Committee and Human Resources/Compensation Committee during his tenure.

Mr. Peters, age 65, served as President, East Penn Bank Division of Harleysville National Bank; Executive Vice President, Chief Administrative Officer and Director of Harleysville National Corporation (“Harleysville”) and Harleysville National Bank from 2007 until his retirement in 2009.  Prior to joining Harleysville, he served as President and Chief Executive Officer of East Penn Financial Corporation (“East Penn”) and East Penn Bank from its formation in 1990 and also as Chairman of the Board from 2005, in each case until East Penn’s acquisition by Harleysville in 2007.

Each of Mr. Shor and Mr. Peters will be compensated for his service as a director on the same basis as other non-employee directors of the Company, including retainers, board fees and committee fees. There have been no transactions within the last fiscal year, or any currently proposed transactions, in which the Company or any of its affiliates was or is to be a participant and in which Mr. Shor or Mr. Peters has or had a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIST FINANCIAL CORP.

Dated: April 11, 2012

	By:	/s/ Robert D. Davis
Robert D. Davis
President and Chief Executive Officer